Exhibit 23

CONSENT OF COUNSEL

James DeOlden, Esq.
Law Offices of James DeOlden
23341 Del Lago
Laguna Hills, California 92653
(949) 450-9910

May 28, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  LifeStem International, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to CalbaTech, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of six hundred thousand (600,000) Shares underlying the Options which are issuable pursuant to the Company's Retainer Stock Option Plan for Non-Employee Directors and Consultants.  I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,

/s/ James DeOlden, Esq.
James DeOlden, Esq.